Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.
Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS SECOND QUARTER 2011 RESULTS

Highlights

-
Second quarter TCE revenues were $207.3 million, a reduction of $24.3 million, or 11%, from $231.7 million in the prior year period, primarily driven by lower average spot rates earned in the Company’s international crude classes

-	Second quarter Loss was $37.3 million, or $1.24 per diluted share, compared with a Loss of $37.9 million, or $1.26 per diluted share in the prior year period
-	Adjusted for special items, second quarter Loss was $36.1 million, or $1.20 per diluted share
-	Liquidity totaled approximately $1.0 billion, including cash and short-term investments of $230 million
-	Signed a $900 million unsecured forward start revolving credit agreement, extending OSG's access to committed unsecured revolving credit through the end of 2016
-	OSG 351 and Overseas Tampa delivered and are currently operating on term contracts
-	Reduced the annual dividend rate to $0.875 per share from $1.75 and declared a quarterly dividend of $0.21875 per share payable on November 22, 2011 to stockholders of record on November 7, 2011

New York – August 2, 2011 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second quarter and six months of fiscal 2011 ended June 30, 2011.

For the quarter ended June 30, 2011, the Company reported TCE1 revenues of $207.3 million, an 11% decline from $231.7 million in the 2010 quarter.  The decline in TCE revenues was primarily due to lower average spot rates earned in the Company’s International crude classes except for Aframax lightering as well as much higher fuel prices that were not recoverable in the marketplace.  TCE revenues increased in the Company’s International Products and U.S Flag units on net fleet growth and improved TCE results for the U.S. Flag unit.  Revenue days increased quarter-over-quarter by 594 days, or 6%, primarily as a result of net growth in the International Product Carrier fleet centered in the MR class and in the U.S. Flag fleet.  Net loss (Loss2) for the quarter ended June 30, 2011 was $37.3 million, or $1.24 per diluted share, compared with a Loss of $37.9 million, or $1.26 per diluted share, in the same period in 2010.  Adjusted for special items that increased the Loss by $1.2 million, or $0.04 per diluted share, the second quarter Loss was $36.1 million, or $1.20 per diluted share, compared with a Loss of $10.1 million, or $0.34 per diluted share, in the second quarter of 2010.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO stated, “International flag tanker rates remained under pressure in the second quarter, generating a disappointing quarterly result for OSG.  The closure of Japanese refineries in the aftermath of the March earthquake and tsunami reduced crude imports into Japan as well as activity in the regional products trade, while an unexpectedly high and persistent level of refinery maintenance activity in the Atlantic basin refineries further impacted rates negatively.  The surprise decision by the IEA to release 60 million barrels from global strategic petroleum reserves temporarily took the wind out of the tanker markets and further delayed the recovery in our International markets.  On a positive note, our U.S. Flag business is delivering improved results.”

1 See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.

2 References to Results, Earnings or Loss refers to Net Income / (Loss).

Arntzen went on to state, “The tanker industry continues to face extremely poor market conditions, exacerbated by events in Japan and Libya and, more recently, by the release of oil from the U.S and European strategic petroleum reserves.  Given this environment, the Board has decided to reduce the annual dividend rate to 87.5 cents per year.  We believe that reducing the dividend to this level strikes the right balance among our goals of preserving the strength of our balance sheet, investing for long-term growth and returning cash to shareholders, while delivering a payout level that is more appropriate for today's market.  OSG has paid a dividend for 150 consecutive quarters, and the Board recognizes the importance of the dividend to our shareholders; however, we believe this is the prudent action to take now to further strengthen our Company for the long-term.”

Arntzen concluded, “The Company continues to execute well operationally, and we have taken important steps to ensure the ongoing financial strength of our balance sheet, including the successful completion of our forward start facility in late May, pushing back our major refinancing needs to the end of 2016.  We continue to reduce G&A even further, control costs at sea and improve the performance of our portfolio of chartered-in International Flag tankers.  I am confident that OSG is extremely well positioned to remain one of the strongest-performing companies in the sector, both during a prolonged downturn and throughout the eventual recovery in the shipping market.”

In accordance with the Board's decision to reduce the annual dividend rate, on August 1, 2011, the Board declared a quarterly dividend of $0.21875 per share, payable on November 22, 2011, to stockholders of record on November 7, 2011. The quarterly dividend of $0.4375 per share declared on June 7, 2011 is payable on August 25, 2011 to stockholders of record on August 11, 2011.

For the six months ended June 30, 2011, the Company reported TCE revenues of $413.9 million, a 10% decrease from $461.5 million in 2010.  Loss for the first six months of 2011 was $71.9 million, or $2.39 per diluted share, compared with a Loss of $47.2 million, or $1.66 per diluted share, in 2010.  Adjusted for special items, the Loss in the first half of fiscal 2011 was $70.8 million, or $2.35 per diluted share, compared with a Loss of $12.6 million, or $0.46 per diluted share, in the prior year period.

Select Income Statement Detail

-
The $24.3 million decrease in TCE revenue for the quarter ended June 30, 2011 from the year-earlier quarter is principally due to a 39% decrease in TCE revenue earned in the International Crude Tankers segment to $76.2 million.  Spot TCE rates realized by the Company’s VLCCs in the second quarter of 2011 fell by 54% from the year-earlier period, while spot TCE rates in the quarter for Suezmaxes, Aframaxes and Panamaxes were lower by 62%, 47% and 28%, respectively.  This spot market weakness was primarily the result of continued vessel overcapacity and sharp increases in bunker prices which were not fully recoverable in the marketplace.  In the International Products segment, TCE revenue increased by 13% to $51.2 million, reflecting a 349-day increase in revenue days on an increase in owned and time-chartered in Handysize Product Carriers and a reduction in repair days for Panamax Product Carriers.  In the MR segment, a 264-day increase in revenue days was accompanied by a 30% increase in realized TCE spot rates, while in the LR1 segment the impact of the delivery of the Overseas Leyte and a reduction in drydock and repair days was partially offset by a 33% reduction in realized TCE rates.  TCE revenues in the U.S. segment increased by $18.0 million, or 31%, to $75.8 million, primarily as a result of the deliveries of the converted shuttle tanker Overseas Chinook and three bareboated-in product carriers. The U.S. segment continued to benefit from increased Delaware Bay lightering volumes.  The U.S. Flag fleet had six vessels in layup during the second quarter of 2010, four of which have been sold. One ATB remained in layup during the second quarter of 2011.

-
Vessel expenses were $68.5 million, a 1% increase from $67.7 million in the same period a year ago, as a 189-day increase in vessel operating days centered in the International Products and U.S. Flag fleets was partially offset by a reduction in the average daily vessel operating costs realized in the International Flag fleet;

-
Charter hire expenses were $99.1 million, a 12% increase from $88.6 million in the prior year period, reflecting a 284-day net increase in chartered-in days primarily driven by the delivery of four time chartered-in International Flag MRs and three bareboat chartered-in U.S. Flag Product Carriers, as partially offset by redeliveries, during and subsequent to the second quarter of 2010;

-
General and administrative expenses were $22.4 million, an 8% decrease of $2.1 million from $24.5 million in the second quarter of 2010 and in line with the low end of the Company’s annual guidance of $95 to $100 million.  Contributing to the quarter-over-quarter decrease were reductions of $0.7 million in shoreside compensation and $1.8 million in legal and consulting costs that were partially offset by increases of $0.9 million resulting from the impact of unfavorable exchange rate movements on foreign currency denominated expenses.

-
Equity in income of affiliated companies increased significantly to a gain of $3.9 million from a loss of $3.0 million in the second quarter of 2010, during which the FSO joint venture booked a loss resulting from the delays in the conversion of the FSO Africa and mark-to-market losses on the FSO Africa interest rate swaps, which are not effective hedges.  A mark-to market loss of $2.3 million was booked in the second quarter of 2011 compared with a loss of $4.0 million in the 2010 period.  Both FSO service vessels continued full employment under long-term contracts with MOQ, and each continued to earn contractual performance bonuses this quarter.

Special Items

Special items that affected reported results in the second quarter of 2011 increased the quarterly Loss by a net $1.2 million, or $0.04 per diluted share, and included:

-	Gain on disposal of vessels of $1.5 million, or $0.05 per diluted share;
-	OSG’s share, $2.3 million, or $0.08 per diluted share, in the mark-to-market loss on the de-designated interest rate swaps in the FSO joint venture; and
-	Reduction in the unrealized gains on bunker swaps of $0.5 million, or $0.02 per diluted share.

For a detailed schedule of these special items for the three and six months ended June 30, 2011 and the corresponding historical periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

-	Cash and cash equivalents and short-term investments (consisting of time deposits with maturities greater than 90 days) decreased to $230 million from $274 million as of December 31, 2010;
-	Total debt was $2.09 billion, up from $1.99 billion as of December 31, 2010;
-	Liquidity3, including undrawn bank facilities, was approximately $1.0 billion. Liquidity-adjusted debt to capital4 was 51.4%, an increase from 48.0% as of December 31, 2010;
-	As of June 30, 2011, vessels constituting 30% of the net book value of the Company’s vessels were pledged as collateral;
-	Construction contract commitments were $142 million as of June 30, 2011, including $87 million due in the third and fourth quarters of 2011. All such commitments are fully funded;
-	Principal repayment obligations are $24 million for the third and fourth quarters of 2011 and $55 million in 2012; and
-
During the second quarter, OSG announced that it had entered into a $900 million unsecured forward start revolving credit agreement that matures on December 31, 2016. Availability under the facility commences on February 8, 2013, the date on which OSG's existing revolving credit facility expires. The new facility contains the same financial covenant package as the existing facility and incorporates an "accordion feature" permitting an increase in total availability up to $1.25 billion through additional bank subscriptions entered into before February 8, 2013.  This facility extends OSG's access to committed unsecured revolving credit through the end of 2016.

3Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.

4Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

Segment Activity

Crude Oil
-
During the second quarter of 2011, the Brazos 1, a time chartered-in Aframax serving in the International Flag U.S. Gulf lightering fleet, was redelivered to its owner for final sale.  Also during the quarter, the Overseas Everglades, a bareboat chartered-in Aframax, was transferred from the Aframax International pool to the lightering fleet;

-	On June 29, 2011, the Overseas Meridian, a 1996-built time chartered-in VLCC, was redelivered to its owner; and
-	On July 8, 2011, the Overseas McKinley, a newbuild 298,000 dwt VLCC, delivered and has joined the TI pool.

Products
-	On May 9, 2011, the Overseas Leyte, a newbuild 73,944 dwt LR1 product carrier, delivered;
-	On June 16, 2011, the Freja Taurus, a newbuild 50,386 dwt MR product carrier, delivered under a three-year time charter-in; and
-	On July 7, 2011, the Overseas Samar, a newbuild 73,836 dwt LR1 product carrier, delivered.
-	In July 2011, the Company finalized amendments to construction contracts covering two MRs and two crude Aframaxes that, among other matters, reduce remaining construction commitments by $3.5 million.

U.S. Flag
-
As noted in last quarter’s press release, the U.S. Flag newbuild program has been completed, with the delivery of the Overseas Tampa, the last of 12 Jones Act product carriers constructed for OSG by Aker Philadelphia Shipyard, Inc., and the OSG 351, the final lightering ATB; and

-	The product carrier Overseas Tampa commenced a 1-year time charter on May 31, 2011. All of OSG’s U.S. Flag product carriers are now employed under time charters.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved between spot and fixed charter rates and the related revenue days for the three months ended June 30, 2011 and the comparable period of 2010. Revenue days in the quarter ended June 30, 2011 totaled 9,878 compared with 9,284 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

From time to time the Company enters into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. As of June 30, 2011, the Company had no synthetic time charters outstanding.  The information in this table is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Three Months Ended Jun. 30, 2011				Three Months Ended Jun. 30, 2010
Spot		Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC 1
Average TCE Rate	$20,400	$ —		$44,399	$37,060
Number of Revenue Days	1,230	—	1,230	1,189	92	1,281
Suezmax
Average TCE Rate	$13,630	$ —		$36,087	$ —
Number of Revenue Days	456	—	456	282	—	282
Aframax
Average TCE Rate	$10,390	$20,588		$19,508	$21,294
Number of Revenue Days	859	156	1,015	921	212	1,133
Aframax – Lightering1
Average TCE Rate	$21,732	$ —		$18,761	$ —
Number of Revenue Days	738	—	738	928	—	928
Panamax2
Average TCE Rate	$17,905	$17,226		$24,835	$17,860
Number of Revenue Days	455	364	819	451	364	815
Other Crude Oil Revenue Days1	175	—	175	90	—	90
Total Crude Oil Revenue Days	3,913	520	4,433	3,861	668	4,529
Business Unit – Products
LR2
Average TCE Rate	$ —	$ —		$35,657	$16,707
Number of Revenue Days	—	—	—	35	50	85
LR1
Average TCE Rate	$15,214	$ —		$22,676	$ —
Number of Revenue Days	398	—	398	228	—	228
MR
Average TCE Rate	$15,153	$13,950		$11,649	$19,868
Number of Revenue Days	2,803	198	3,001	1,919	818	2,737
Total Refined Products Revenue Days	3,201	198	3,399	2,182	868	3,050
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$32,346	$50,895		$13,244	$49,009
Number of Revenue Days	69	987	1,056	91	750	841
ATB
Average TCE Rate	$21,412	$ —		$23,490	$33,255
Number of Revenue Days	470	—	470	335	91	426
Lightering
Average TCE Rate	$39,328	$ —		$27,417	$ —
Number of Revenue Days	338	—	338	328	—	328
Total U.S. Flag Revenue Days	877	987	1,864	754	841	1,595
Other – Number of Revenue Days	—	182	182	—	110	110
TOTAL REVENUE DAYS	7,991	1,887	9,878	6,797	2,487	9,284

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended June 30, 2011, one double-sided Aframax which had substantial idle time during such period, that was previously included in Aframax Lightering.

2	Includes one vessel performing a bareboat charter-out during the three months ended June 30, 2011 and 2010.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Shipping Revenues:
Pool revenues	$69,622	$111,008	$146,839	$219,592
Time and bareboat charter revenues	64,195	67,830	124,651	133,376
Voyage charter revenues	137,921	105,065	263,916	200,689
Total Shipping Revenues	271,738	283,903	535,406	553,657
Operating Expenses:
Voyage expenses	64,407	52,241	121,513	92,134
Vessel expenses	68,546	67,662	137,955	131,736
Charter hire expenses	99,132	88,631	194,482	179,245
Depreciation and amortization	42,720	43,212	85,028	85,138
General and administrative	22,434	24,479	46,902	51,308
Shipyard contract termination recoveries	-	(396)	-	(627)
(Gain)/loss on disposal of vessels, net of impairments in 2010	(1,455)	25,295	(587)	27,551
Total Operating Expenses	295,784	301,124	585,293	566,485
Loss from Vessel Operations	(24,046)	(17,221)	(49,887)	(12,828)
Equity in Income / (Loss) of Affiliated Companies	3,930	(3,045)	9,572	(5,343)
Operating Loss	(20,116)	(20,266)	(40,315)	(18,171)
Other Income	722	485	2,546	339
	(19,394)	(19,781)	(37,769)	(17,832)
Interest Expense	(19,134)	(19,192)	(36,873)	(31,486)
Loss before Income Taxes	(38,528)	(38,973)	(74,642)	(49,318)
Income Tax Benefit	1,220	1,116	2,776	2,108
Net Loss	$(37,308)	$(37,857)	$(71,866)	$(47,210)

Weighted Average Number of Common Shares Outstanding:
Basic	30,227,758	30,142,124	30,219,367	28,826,015
Diluted	30,227,758	30,142,124	30,219,367	28,826,015
Per Share Amounts:
Basic	$(1.24)	$(1.26)	$(2.39)	$(1.66)
Diluted	$(1.24)	$(1.26)	$(2.39)	$(1.66)
Cash dividends declared	$0.88	$0.88	$1.31	$1.31

Consolidated Balance Sheets

($ in thousands)	Jun. 30, 2011	Dec. 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$204,276	$253,649
Short-term investments	25,726	20,047
Voyage receivables	169,488	160,993
Other receivables, including income taxes recoverable	61,996	99,611
Inventories, prepaid expenses and other current assets	71,528	60,577
Total Current Assets	533,014	594,877
Vessels and other property, including construction in progress of $451,612 and $806,818, less accumulated depreciation	3,227,335	3,195,383
Vessels held for sale	-	3,305
Deferred drydock expenditures, net	45,237	46,827
Total Vessels, Deferred Drydock and Other Property	3,272,572	3,245,515
Investments in affiliated companies	265,745	265,096
Intangible assets, less accumulated amortization	79,750	83,137
Goodwill	9,589	9,589
Other assets	67,802	42,889
Total Assets	$4,228,472	$4,241,103

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$146,235	$129,178
Current installments of long-term debt	51,785	44,607
Total Current Liabilities	198,020	173,785
Long-term debt	2,031,496	1,941,583
Deferred gain on sale and leaseback of vessels	22,880	40,876
Deferred income taxes and other liabilities	273,358	274,716
Total Liabilities	2,525,754	2,430,960
Equity
Overseas Shipholding Group, Inc.’s equity	1,702,718	1,810,143
Total Equity	1,702,718	1,810,143
Total Liabilities and Equity	$4,228,472	$4,241,103

Consolidated Statements of Cash Flows

($ in thousands)	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(71,866)	$(47,210)
Items included in net loss not affecting cash flows:
Depreciation and amortization	85,028	85,138
Amortization of deferred gain on sale and leasebacks	(17,996)	(21,227)
Amortization of debt discount and other deferred financing costs	1,785	2,270
Loss on write-down of vessels and intangible assets	-	28,783
Compensation relating to restricted stock and stock option grants	5,095	5,719
Deferred income tax benefit	(2,596)	(2,608)
Unrealized gains on forward freight agreements and bunker swaps	(225)	(73)
Undistributed earnings of affiliated companies	(754)	14,828
Deferred payment obligations on charters-in	2,625	2,379
Other—net	2,376	169
Items included in net loss related to investing and financing activities:
(Gain) / loss on sale or write-down of securities—net	(500)	458
Loss / (gain) on disposal of vessels – net	(587)	(1,232)
Payments for drydocking	(11,196)	(9,057)
Changes in operating assets and liabilities	15,391	(45,724)
Net cash provided by operating activities	6,580	12,613
Cash Flows from Investing Activities:
Long-term investments	(13,465)	-
Short-term investments	(5,678)	-
Disposal of short-term investments	-	50,000
Proceeds from sales of investments	1,095	190
Expenditures for vessels	(108,795)	(177,028)
Proceeds from disposal of vessels	12,577	-
Expenditures for other property	(4,059)	(1,162)
Distributions from / (Investments in and advances to) affiliated companies – net	2,416	(149,735)
Shipyard contract termination payments	-	(1,722)
Other – net	3,137	1,297
Net cash used in investing activities	(112,772)	(278,160)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	158,266
Decrease in restricted cash	-	7,945
Purchases of treasury stock	(827)	(1,281)
Issuance of debt, net of issuance costs and deferred finance costs	104,767	450,745
Payments on debt	(20,733)	(447,503)
Cash dividends paid	(26,768)	(25,080)
Issuance of common stock upon exercise of stock options	380	763
Other – net	-	(513)
Net cash provided by financing activities	56,819	143,342
Net decrease in cash and cash equivalents	(49,373)	(122,205)
Cash and cash equivalents at beginning of year	253,649	474,690
Cash and cash equivalents at end of period	$204,276	$352,485

Fleet Information

As of June 30, 2011, OSG’s owned and operated fleet totaled 109 International Flag and U.S. Flag vessels compared with 112 at June 30, 2010.  Fifty-eight percent, or 63 vessels, were owned as of June 30, 2011, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program totaled 8 vessels (7 owned and 1 chartered-in) across its crude oil, product and U.S. Flag lines of business.  The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2011
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	5	5.0	14	14.0	4,426,820
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	3	3.0	9	9.0	1,011,501
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	4.0	6	6.0	598,012
International Flag Crude Tankers	28	27.0	14	14.0	42	41.0	7,844,213

LR1	3	3.0	2	2.0	5	5.0	371,318
MR (1)	14	14.0	20	20.0	34	34.0	1,625,557
International Flag Product Carriers	17	17.0	22	22.0	39	39.0	1,996,875
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	46	45.0	36	36.0	82	81.0	9,857,189

Handysize Product Carriers (2)	2	2.0	10	10.0	12	12.0	561,623
Clean ATBs (3)	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	4	4.0	—	—	4	4.0	175,622
Total U.S. Flag Operating Fleet	13	13.0	10	10.0	23	23.0	932,861

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	63	60.0	46	46.0	109	106.0	10,790,050 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
Aframax	2	2.0	—	—	2	2.0	226,000
LR1	1	1.0	—	—	1	1.0	73,500
MR	2	2.0	—	—	2	2.0	100,000
Chemical Tanker	—	—	1	1.0	1	1.0	19,900
Total Newbuild Fleet	7	7.0	1	1.0	8	8.0	1,015,400
Total Operating & Newbuild Fleet	70	67.0	47	47.0	117	114.0	11,805,450 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
2	Includes two shuttle tankers, the Overseas Cascade and the Overseas Chinook
3	Includes the OSG 214, which was in lay up at June 30, 2011

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2011	2010	2011	2010
Time charter equivalent revenues	$207,331	$231,662	$413,893	$461,523
Add: Voyage Expenses	64,407	52,241	121,513	92,134
Shipping revenues	$271,738	$283,903	$535,406	$553,657

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and six months ended June 30, 2011 and 2010:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2011	2010	2011	2010
Expenditures for vessels	$45,142	$64,974	$108,795	$177,028
Investments in and advances to affiliated companies	—	59,735	—	162,958
Payments for drydockings	8,333	7,112	11,196	9,057
	$53,475	$131,821	$119,991	$349,043

Appendix 3 – Third Quarter 2011 TCE Rates

The Company has achieved the following average estimated TCE rates for the third quarter of 2011 for the percentage of days booked for vessels operating through July 22, 2011.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 7/22/11	Open as of 7/22/11	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$16,500	418	740	1,158	36%
Suezmax – Spot	$14,000	204	234	438	47%
Aframax – Spot	$9,000	221	648	869	25%
Aframax – Time	$21,500	110	—	110	100%
Aframax Lightering	$21,000	236	394	630	38%
Panamax – Spot	$14,000	86	369	455	19%
Panamax – Time	$17,000	368	—	368	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$13,000	86	331	417	21%
LR1 – Time	$13,500	82	—	82	100%
MR – Spot	$12,000	952	2,014	2,966	32%
MR– Time	$15,000	246	—	246	100%
Business Unit – U.S. Flag
Product Carrier – Time	$51,000	1,085	—	1,085	100%
ATB – Spot	$24,000	287	164	451	64%

Appendix 4 – 2011 Fixed TCE Rates

The following table shows average estimated TCE rates and associated days booked for the fourth quarter of 2011 as of July 22, 2011.

Fixed Rates and Revenue Days for Q4 2011 as of 7/22/11
Business Unit – Crude Oil
Panamax 1
Average TCE Rate	$17,000
Number of Revenue Days	303
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$14,500
Number of Revenue Days	184
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$51,000
Number of Revenue Days	1,012

1	Includes one vessel on bareboat charter-out.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-4774 (domestic) and (480) 629-9760 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through August 9, 2011; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4457027.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the third and fourth quarters of 2011, the prospects for, and amounts of, future dividends, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2010 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.